Exhibit 99.2

PARENT STOCKHOLDER SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of July 17, 2023, by and among Neurogene Inc., a Delaware corporation (the “Company”), Neoleukin Therapeutics, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of Parent. Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, concurrently with the execution and delivery hereof, Parent, the Company and Project North Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Sub”), have entered into an Agreement and Plan of Merger (as such agreement may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of Parent Common Stock as indicated in Appendix A.

WHEREAS, as an inducement to the willingness of the Company to enter into the Merger Agreement, the Company has required that the Stockholder enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1.  Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a) “Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

(b)   “Parent Stockholder Matters” means the approval of (i) the Merger Agreement and thereby of the Contemplated Transactions and against any competing proposals being considered at the meeting pursuant to the terms of the Merger Agreement, (ii) an amendment to the Parent’s certificate of incorporation to, if deemed appropriate by the Parties, (A) effect a Nasdaq Reverse Split and/or (B) increase the number of authorized shares of Parent Common Stock, (iii) an increase in the number of shares available for issuance under the existing Parent Stock Plan by an amount directed by the Company and/or approval of a new Parent equity incentive plan, with the form of such Parent equity incentive plan and number of shares of Parent Common Stock available for issuance under such plan to be determined by the Company (subject in each case to the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed), and (iv) a new Parent employee stock purchase plan, with the form of such Parent employee stock purchase plan and number of shares of Parent Common Stock available for issuance under such plan to be determined by the Company (subject to the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed).

(c)   “Shares” means (i) all shares of Parent Common Stock owned, beneficially or of record, by the Stockholder as of the date hereof, and (ii) all additional shares of Parent Common Stock acquired by the Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Closing Date.

(c)  “Pre-Funded Warrant” means a warrant entitling the Stockholder to purchase shares of Parent Common Stock.

(d)  “Transfer” or “Transferred” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge or hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2.  Transfer and Voting Restrictions. The Stockholder covenants to the Company as follows:

(a)  Except as otherwise permitted by Section 2(c), during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, the Stockholder shall not Transfer any of the Stockholder’s Shares or Pre-Funded Warrants, or publicly announce its intention to Transfer any of its Shares or Pre-Funded Warrants.

(b)  Except as otherwise permitted by this Agreement or otherwise required by order of a court of competent jurisdiction or a Governmental Authority, the Stockholder will not commit any act that would restrict the Stockholder’s legal power, authority and right to vote all of the Shares held by the Stockholder or otherwise prevent or disable the Stockholder from performing any of his, her or its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, the Stockholder shall not enter into any voting agreement with any person or entity with respect to any of the Stockholder’s Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares in favor of the Parent Stockholder Matters and against any competing proposals.

(c)   Notwithstanding anything else herein to the contrary, the Stockholder may, at any time, Transfer Shares or Pre-Funded Warrants (i) by will or other testamentary document or by intestacy, (ii) to any investment fund or other entity controlled or managed by the Stockholder or the investment adviser of the general partner of the Stockholder, or an entity under common control or management with such Stockholder (in each case, directly or indirectly), (iii) to any member of the Stockholder’s immediate family (or, if the Stockholder is a corporation, partnership or other entity, to an immediate family member of a beneficial owner of the Shares or Pre-Funded Warrants held by the Stockholder), (iv) to any trust or other similar legal entity for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder (or, if the Stockholder is a corporation, partnership or other entity, for the direct or indirect benefit of an immediate family member of a beneficial owner of the Shares or Pre-Funded Warrants held by the Stockholder) or otherwise for estate tax or estate planning purposes, (v) in the case of a Stockholder who is not a natural person, by pro rata distributions from the Stockholder to its members, partners, or shareholders pursuant to the Stockholder’s organizational documents; provided, that in the cases of clauses (i)-(v), (x) such Transferred Shares or Pre-Funded Warrants shall continue to be bound by this Agreement, (y) the applicable direct transferee (if any) of such Transferred Shares or Pre-Funded Warrants shall have executed and delivered to Parent and the Company a support agreement substantially identical to this Agreement upon consummation of the Transfer and (z) no such Transfer will necessitate the filing of a Form 4 reporting such Transfer or (vi) to the extent required by applicable Law.

3.    Agreement to Vote Shares. The Stockholder covenants to the Company as follows:

(a)   Until the Expiration Date, at any meeting of the stockholders of Parent, however called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent, the Stockholder shall be present (in person or by proxy) and vote, or exercise its right to consent with respect to, all Shares held by the Stockholder (i) in favor of the Parent Stockholder Matters and (ii) against any Acquisition Proposal.

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(b)   If the Stockholder is the beneficial owner, but not the record holder, of Shares, the Stockholder agrees to take all actions necessary to cause the record holder and any nominees to be present (in person or by proxy) and vote all the Stockholder’s Shares in accordance with this Section 3.

(c)   In the event of a stock split, stock dividend or distribution, or any change in the capital stock of Parent by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.    Action in Stockholder Capacity Only. The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as a record holder and beneficial owner, as applicable, of its Shares and not in the Stockholder’s capacity as a director or officer of Parent. Nothing herein shall limit or affect the Stockholder’s ability to act as an officer or director of Parent.

5.    Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to its Shares. In the event and to the extent that the Stockholder fails to vote the Shares in accordance with Section 3 at any applicable meeting of the stockholders of Parent or pursuant to any applicable written consent of the stockholders of Parent, the Stockholder shall be deemed to have irrevocably granted to, and appointed, the Company, and any individual designated in writing by the Company, and each of them individually, as his, her or its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares in any action by written consent of the stockholders of Parent or at any meeting of the stockholders of Parent called with respect to any of the matters specified in, and in accordance and consistent with, Section 3 of this Agreement. The Company agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. Except as otherwise provided for herein (including the next sentence), the Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

6.    No Solicitation. Subject to Section 4, the Stockholder agrees not to, directly or indirectly, including through any of its officers, directors or agents, (a) solicit, seek or initiate or knowingly take any action to facilitate or encourage, any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal or Acquisition Inquiry or (b) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public information or afford any person, other than Parent or the Company, as applicable, access to such party’s property, books or records (except as required by applicable Law or pursuant to a request by a Governmental Authority) in connection with, any Acquisition Proposal; provided, however, that nothing in this Section 6 shall prevent the Stockholder from referring a person to this Section 6 or to the Merger Agreement.

7.    Documentation and Information. To the extent required by applicable Law, the Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), the Stockholder’s identity and ownership of the Shares and Pre-Funded Warrants and the nature of the Stockholder’s commitments and obligations under this Agreement, the Merger Agreement or any other agreement contemplated thereby; provided, that (i) such publication or disclosure is made in compliance with the provisions of the Merger Agreement, and (ii) prior to any such publication or disclosure, the Company and Parent have provided the Stockholder with a customary opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith. For the avoidance of doubt, any publication or disclosure of the Stockholder’s identity and ownership or any affiliate or investment adviser of the Stockholder not required by applicable Law shall require the prior written consent of the Stockholder. Each of Parent and the Company is an intended third-party beneficiary of this Section 7.

8.   No Exercise of Appraisal Rights; Waivers. The Stockholder hereby irrevocably and unconditionally (a) waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Merger that the Stockholder may have by virtue of, or with respect to, any Shares (including all rights under Section 262 of the DGCL) and (b) agrees that the Stockholder will not bring, commence, institute, maintain, prosecute or voluntarily aid or participate in any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Stockholder, or the approval of the Merger Agreement by the Parent Board, breaches any fiduciary duty of the Parent Board or any member thereof; provided, that (x) the Stockholder may defend against, contest or settle any such action, claim, suit or cause of action brought against the Stockholder that relates solely to the Stockholder’s capacity as a director, officer or securityholder of the Parent and (y) the foregoing shall not limit or restrict in any manner the Stockholder from enforcing the Stockholder’s rights under this Agreement and the other agreements entered into by the Stockholder in connection herewith, or otherwise in connection with the Merger.

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9.   Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

(a)  The Stockholder, if not a natural person, is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. (i) The Stockholder is the beneficial or record owner of the shares of Parent Common Stock and/or Pre-Funded Warrants indicated in Appendix A (each of which shall be deemed to be “held” by the Stockholder for purposes of Section 3 unless otherwise expressly stated with respect to any shares in Appendix A), free and clear of any and all Encumbrances (except for any Encumbrance that may be imposed pursuant to this Agreement or any lock-up agreement entered into by and among the Stockholder, the Company and Parent); and (ii) the Stockholder does not beneficially own any securities of Parent other than the shares of Parent Common Stock and rights to purchase shares Parent Common Stock, including the Pre-Funded Warrants, set forth in Appendix A.

(b)  Except as otherwise provided in this Agreement, the Stockholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement and (ii) vote all of its Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Authority). Without limiting the generality of the foregoing, the Stockholder has not entered into any voting agreement (other than this Agreement) with any person with respect to any of the Stockholder’s Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Stockholder’s Shares, deposited any of the Stockholder’s Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares on any matter.

(c)  This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any Contract or if applicable any provision of an organizational document (including a certificate of incorporation) to or by which the Stockholder is a party or bound, or any applicable law to which the Stockholder (or any of the Stockholder’s assets) is subject or bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not reasonably be expected to materially impair or adversely affect the Stockholder’s ability to perform its obligations under this Agreement.

(d)  The execution, delivery and performance of this Agreement by the Stockholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not materially impair the Stockholder’s ability to perform its obligations under this Agreement.

(e)   The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the Contemplated Transactions. The Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives with respect to the tax consequences of the Merger and the Contemplated Transactions. The Stockholder understands that such Stockholder (and not Parent, the Company or the Surviving Corporation) shall be responsible for such Stockholder’s tax liability that may arise as a result of the Merger or the Contemplated Transactions. The Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

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(f)  With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against, the Stockholder or any of the Stockholder’s properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

10.   Certain Agreements. The Stockholder, by this Agreement, and with respect to such Stockholder’s Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Effective Time each agreement between the Stockholder, on the one hand, and Parent, on the other hand, providing for registration rights, redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, board of directors observer rights or rights to receive information delivered to the board of directors or other similar rights not generally available to stockholders of Parent, but excluding, for the avoidance of doubt, any rights the Stockholder may have that relate to any indemnification, commercial, development or employment agreements or arrangements between such Stockholder and Parent or any subsidiary of Parent, which shall survive in accordance with their terms. The Stockholder hereby terminates and waives all rights of first refusal, redemption rights and rights of notice of the Merger and the other transactions contemplated by the Merger Agreement, effective as of immediately prior to, and contingent upon, the Effective Time.

11.   Termination. This Agreement shall terminate and shall cease to be of any further force or effect as of the earliest of (a) such date and time as the Merger Agreement shall have been terminated pursuant to the terms thereof, (b) the Effective Time and (c) such date and time that this Agreement is terminated upon the written agreement of the Stockholder, the Company and Parent (the “Expiration Date”); provided, however, that (x) Section 12 shall survive the termination of this Agreement, and (y) the termination of this Agreement shall not relieve any party hereto from any liability for any material and willful breach of this Agreement prior to the Effective Time.

12.   Miscellaneous Provisions.

(a)    Amendments. No amendment of this Agreement shall be effective against any party unless it shall be in writing and signed by each of the parties hereto.

(b)    Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(c)    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 12(c), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 12(h) of this Agreement and (vi) irrevocably and unconditionally waives the right to trial by jury.

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(d)   Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other party (in whole or in part, whether by operation of law or otherwise), and any attempted or purported assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect.

(e)   No Third Party Rights. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder other than the parties hereto to the extent expressly set forth herein.

(f)    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(g)   Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

(h)   Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (ii) upon delivery in the case of delivery by hand or (iii) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, (x) if to the Company or Parent, to the address, electronic mail address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and/or (y) if to the Stockholder, to the Stockholder’s address, electronic mail address or facsimile shown below the Stockholder’s signature to this Agreement.

(i)    Confidentiality. Except to the extent required by applicable Law or regulation, the Stockholder shall hold any non-public information regarding this Agreement, the Merger Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until Parent has publicly disclosed its entry into the Merger Agreement and this Agreement; provided, however, that the Stockholder may disclose such information to its Affiliates, partners, members, stockholders, parents, subsidiaries, attorneys, accountants, consultants, trustees, beneficiaries and other representatives (provided, that such Persons are subject to confidentiality obligations at least as restrictive as those contained herein). Neither the Stockholder nor any of its Affiliates (other than Parent, whose actions shall be governed by the Merger Agreement), shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of the Company and Parent, except as may be required by applicable Law in which circumstance such announcing party shall make reasonable efforts to consult with the Company and Parent to the extent practicable. The Company is an intended third-party beneficiary of this Section 12(i).

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(j)   Interpretation. When reference is made in this Agreement to a Section or Appendix, such reference shall be to a Section of or Appendix to this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:
NEOLEUKIN THERAPEUTICS, INC.

By:	/s/Donna M. Cochener
Name:	Donna M. Cochener
Title:	Interim Chief Executive Officer

[Signature Page to Parent Stockholder Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

COMPANY:
Neurogene Inc.

By:	/s/Christine Mikail
Name:	Christine Mikail
Title:	President and Chief Financial Officer

[Signature Page to Parent Stockholder Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

Map 20 Segregated Portfolio, a segregated portfolio of LMA SPC, in their capacity as the Stockholder

By: Redmile Group, LLC, its advisor

/s/Joshua Garcia

By: Joshua Garcia

Title: Authorized Signatory

Redmile Capital Offshore Master Fund, Ltd., in their capacity as the Stockholder

By: Redmile Group, LLC, its investment manager

By:	/s/Joshua Garcia

By: Joshua Garcia

Title: Authorized Signatory

Redmile Capital Offshore Fund (ERISA), Ltd., in their capacity as the Stockholder

By: Redmile Group, LLC, its investment manager

By:	/s/Joshua Garcia

By: Joshua Garcia

Title: Authorized Signatory

Redmile Capital Offshore II Master Fund, Ltd., in their capacity as the Stockholder

By: Redmile Group, LLC, its investment manager

By:	/s/Joshua Garcia

By: Joshua Garcia

Title: Authorized Signatory

Redmile Strategic Trading Sub, Ltd., in their capacity as the Stockholder

By: Redmile Group, LLC, its investment manager

By:	/s/Joshua Garcia

By: Joshua Garcia

Title: Authorized Signatory

Redmile Strategic Long Only Trading Sub, Ltd., in their capacity as the Stockholder

By: Redmile Group, LLC, its investment manager

By:	/s/Joshua Garcia

By: Joshua Garcia

Title: Authorized Signatory

Redmile Capital Fund, LP, in their capacity as the Stockholder

By: Redmile Group, LLC, its investment manager

By:	/s/Joshua Garcia

By: Joshua Garcia

Title: Authorized Signatory

[Signature Page to Parent Stockholder Support Agreement]

Appendix A

Name of Stockholder	No. Shares

Map 20 Segregated Portfolio a segregated portfolio of LMA SPC	146,008
Redmile Capital Offshore Master Fund, Ltd.	1,025,268
Redmile Capital Offshore Fund (ERISA), Ltd.	232,915
Redmile Capital Offshore II Master Fund, Ltd.	41,541
Redmile Strategic Trading Sub, Ltd.	414,358
Redmile Strategic Long Only Trading Sub, Ltd.	400,192
Redmile Capital Fund, LP	651,946